As filed with the Securities and Exchange Commission on January 17, 2007.
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	98-0171860
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization

President Place, 4th Floor
Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)

AMENDED AND RESTATED 2004 STOCK INCENTIVE
PLAN OF NET 1 UEPS TECHNOLOGIES, INC.

AND

STOCK OPTION AGREEMENTS WITH
FORMER EMPLOYEES OF PRISM HOLDINGS LIMITED

(Full title of the plans)

(Name, address and telephone
number of agent for service)	(Copy to:)

Dr. Serge C.P. Belamant	Marjorie Sybul Adams, Esq.
Net 1 UEPS Technologies, Inc.	DLA Piper US LLP
President Place, 4th Floor	1251 Avenue of the Americas
Cnr. Jan Smuts Avenue and Bolton Road	New York, NY 10020
Rosebank, Johannesburg, South Africa	Tel: (212) 335-4500
Tel: (2711) 343-2000	Fax: (212) 335-4501
Fax: (2711) 880-7080

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,276,480(1)	$ 28.63(2)	$ 65,175,622	$6,973.79
Common Stock, $0.001 par value	569,120(3)	$ 22.51(4)	$ 12,810,891	$1,370.77
Common Stock, $0.001 par value	904,674(5)	$ 22.51(4)	$ 20,364,212	$2,178.97
Totals	3,750,274(6)	-	$ 98,327,960	$10,523.53

(1) Represents the unallocated shares of Common Stock that may be offered and sold from time to time by the Registrant in accordance with the terms of the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the “Plan”).

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of Net 1 UEPS Technologies, Inc. Common Stock reported on the Nasdaq Global Select Market on January 11, 2007.

(3) Represents shares of Common Stock issuable upon exercise of outstanding options that have been granted pursuant to the Plan prior to the filing date hereof.

(4) In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the registration fee have been calculated using the $22.51 per share exercise price of options outstanding as of the filing date hereof.

(5) Represents shares of Common Stock issuable upon exercise of outstanding options that have been granted pursuant to the Net 1 UEPS Technologies, Inc. Stock Option Agreements With Former Employees of Prism Holdings Limited prior to the filing date hereof.

(6) In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees and directors as specified by Rule 428(b)(1) promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission, or the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, since June 30, 2006; and

(c)

Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 607.0850(1) of the Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

     Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

     Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Sections 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

     Under the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

     The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     The Registrant’s by-laws provide that the Registrant will indemnify any current or former director, officer, employee or agent against any liability arising from any action or suit to the fullest extent permitted by law. Advances against expenses may be made under the Registrant’s by-laws and any other indemnification agreement into which the Registrant may enter and the indemnity coverage provided thereunder may include liabilities under the federal securities laws as well as in other contexts. The Registrant’s by-laws also permit the Registrant to purchase and maintain insurance on behalf of any current or former director, officer, employee or agent for any liability incurred by any of them in connection with, or arising out of, their actions in their capacity as the Registrant’s director, officer, employee or agent, whether or not the Registrant’s articles of incorporation or by-laws permit such indemnification.

     Pursuant to that certain common stock purchase agreement between the Registrant and SAPEF III International G.P. Limited, dated January 30, 2004, the Registrant agreed to indemnify and provide directors and officers liability insurance for each nominee of SAPEF, or its nominee, that serves as the Registrant’s director, to the maximum extent permitted by law.

     Reference is made to Article VI of the Registrant’s by-laws filed as Exhibit 3.5 to the Registrant’s Current Report on Form 8-K, filed on June 7, 2005.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
3.1

Articles of Incorporation of Net 1 UEPS Technologies, Inc., as amended (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on September 13, 2005 (No. 000-31203)).

3.2	Amended and Restated By-Laws of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed on June 7, 2005 (No. 000-31203)).
5.1	Opinion of DLA Piper US LLP regarding the validity of the shares of Common Stock being registered on this Registration Statement.
23.1	Consent of Deloitte & Touche (South Africa), Independent Registered Public Accounting Firm.
23.2	Consent of PricewaterhouseCoopers Inc., Independent Accountant.
23.3	Consent of DLA Piper US LLP (included in exhibit 5.1).
24.1	Powers of Attorney.
99.1

Form of Stock Option Agreement, by and between Net 1 UEPS Technologies, Inc. and former employees of Prism Holdings Limited (incorporated by reference to Exhibit 10.27 to the Registrant’s Quarterly Report on Form 10-Q filed on November 8, 2006 (No. 000- 31203)).

99.2

Amended and Restated 2004 Stock Incentive of Plan of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit A to the Registrant’s DEF 14A Definitive Proxy Statement filed on October 27, 2006).

99.3

Form of Stock Option Agreement, by and between Net 1 UEPS Technologies, Inc. and recipients of stock options under the Amended and Restated 2004 Stock Option Incentive Plan of Net 1 UEPS Technologies, Inc.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, Republic of South Africa on the 17th day of January, 2007.

NET 1 UEPS TECHNOLOGIES, INC.

By: /s/ Dr. Serge C.P. Belamant
Name: Dr. Serge C.P. Belamant
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Serge C.P. Belamant	Chief Executive Officer, Chairman of the	January 17, 2007
Dr. Serge C.P. Belamant	Board and Director
(Principal Executive Officer)

/s/ Herman Gideon Kotze	Chief Financial Officer, Treasurer, Secretary	January 17, 2007
Herman Gideon Kotze	and Director
(Principal Financial and Accounting Officer)

All of the Board of Directors:

Dr. Serge C.P. Belamant, Herman Gideon Kotze, Antony Charles Ball, Christopher Stefan Seabrooke, Alasdair Jonathan Kemsley Pein, Paul Edwards and Florian P. Wendelstadt.

Signature	Title	Date

/s/ Dr. Serge C.P. Belamant	For himself and as Attorney-in-Fact	January 17, 2007
Dr. Serge C.P. Belamant

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
3.1

Articles of Incorporation of Net 1 UEPS Technologies, Inc., as amended (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on September 13, 2005 (No. 000-31203)).

3.2	Amended and Restated By-Laws of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed on June 7, 2005 (No. 000-31203)).
5.1	Opinion of DLA Piper US LLP regarding the validity of the shares of Common Stock being registered on this Registration Statement.
23.1	Consent of Deloitte & Touche (South Africa), Independent Registered Public Accounting Firm.
23.2	Consent of PricewaterhouseCoopers Inc., Independent Accountant.
23.3	Consent of DLA Piper US LLP (included in exhibit 5.1).
24.1	Powers of Attorney.
99.1

Form of Stock Option Agreement, by and between Net 1 UEPS Technologies, Inc. and former employees of Prism Holdings Limited (incorporated by reference to Exhibit 10.27 to our Quarterly Report on Form 10-Q filed on November 8, 2006 (No. 000-31203)).

99.2

Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit A to the Registrant’s DEF 14A Definitive Proxy Statement filed on October 27, 2006).

99.3	Form of Stock Option Agreement, by and between Net 1 UEPS Technologies, Inc. and recipients of stock options under the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc.